SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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                                                 by Rule 14a-6(e)(2))
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( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            DOMINION RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     4)  Date Filed:

[DOMINION RESOURCES LOGO]

1999 Proxy Statement
Dominion Resources, Inc.



Vote Your Proxy

 -> By Internet
 -> By Telephone
 -> By Mail




Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261

1999 Proxy Statement Contents


Notice of Annual Meeting           2

The Proxy Process                  3

The Board                          5

Share Ownership Table             11

Organization, Compensation &      12
Nominating Committee Report

Executive Compensation            16

Amendments to Dominion            23
Resources Articles of
Incorporation

Incentive Compensation
Plan                              24

Auditors                          27

Other Information                 27

Notice of Annual Meeting


Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261

                                   [DOMINION RESOURCES LOGO]


March 17, 1999


Dear Shareholder:

On Friday, April 16, 1999, Dominion Resources, Inc. will hold its Annual
Meeting of Shareholders in the auditorium of Roanoke Island Festival Park, One Festival Park, Manteo, North Carolina. The meeting will begin at 9:30 a.m. Eastern Daylight Time.
  Only shareholders who owned stock at the close of business on February 19, 1999 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:
    o Elect four directors;
    o Amend the Articles of Incorporation to eliminate the classification of the Board of Directors and to increase the maximum number of Directors to 17;
    o Amend the Dominion Resources, Inc. Incentive Compensation Plan;
      and
    o Attend to other business properly presented at the meeting.
  We recently mailed a copy of our 1998 Annual Report to all shareholders. The approximate date of mailing this proxy statement and card is March 17, 1999. I hope you will be able to attend the meeting, but even if you cannot, please vote your proxy as soon as you can.

By order of the Board of Directors,



Patricia A. Wilkerson
Corporate Secretary

The Proxy Process

Your Board of Directors is soliciting this proxy for the 1999 Annual Meeting of Shareholders and encourages you to vote in favor of all the Director nominees and proposals outlined in this proxy.


Record Date

All shareholders who owned stock at the close of business February 19, 1999 are entitled to vote at the Annual Meeting. There were 193,325,666 shares of Dominion Resources, Inc. common stock outstanding on that date.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. This year you have three ways to vote by proxy:
    1. Connect to the Internet at
       www.votefast.com;*
    2. Call 1-800-250-9081;* or
    3. Complete the proxy card and mail it back to us.
       Complete instructions for voting your proxy can be found on your proxy card included with this proxy statement.


Rights. Each of your shares will be counted as one vote. If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:
    1. Connect to the website listed in the previous column*;
    2. Call the 800 number listed in the
       previous column*;
    3. Write to our Corporate Secretary; or
    4. Vote your shares at the Annual Meeting.

  A majority of the shares outstanding on February 19, 1999 constitutes a quorum for this meeting. Abstentions and shares held by a broker or nominee (Broker Shares) that are voted on any matter are included in determining a quorum.
  The four nominees for director  receiving the most votes will be elected.
  The amendments to our Articles of Incorporation will be adopted if at least two-thirds of the shares entitled to vote approve the amendments. The amendments to the Dominion Resources, Inc. Incentive Compensation Plan will be approved if the number of votes in favor of the Plan exceeds the number against it. Broker shares not voted and abstentions have no effect on the final vote counted.



*  Not for Beneficial Owners

Registered Shareholders and Dominion Direct Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct Investment stock purchase plan, the number includes shares we hold in your Dominion Direct Investment account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed on p. 3. If you sign your proxy and do not make a selection, it will be voted as recommended by the Board of Directors. If you are a Dominion Direct Investment participant and do not vote your proxy, we will vote all shares held in that account according to the Board's recommendations. No vote will be recorded for registered shares that are not properly voted.

Employee Savings Plan Participants. You will receive a request for Voting Instructions from Mellon Bank, N.A., the Savings Plan trustee. The share amounts listed on that form include the full and fractional shares in your Savings Plan account. You may instruct Mellon by:
    1.Connecting to www.votefast.com;
    2.Calling 1-800-250-9081; or
    3.Returning  your  Voting  Instructions  in the  enclosed  envelope  (not to
      Dominion Resources).
  Complete instructions can be found on the Voting Instruction Card included with the proxy statement.
  Whichever method you choose, Mellon Bank will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings Plan shares, Mellon Bank generally will vote your shares according to the Board's recommendations.

Beneficial Owners (Broker Shares). If your shares are held in street name with your broker, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting. We have also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses.

The Board

Item One. Election of Directors

If Item Two on p. 23 is approved by the shareholders, each director's term of office will end at the next Annual Meeting of Shareholders in April 2000. If Item Two is not approved, the nominees will, if elected, serve three-year terms ending in 2002 and the directors whose terms have not expired will continue to serve until the expiration of their terms. Four directors will be elected at the 1999 Annual Meeting. The nominees are: John W. Harris, Kenneth A. Randall, Judith B. Warrick and David A. Wollard. Mr. Randall and Ms. Warrick are incumbent directors, while Mr. Harris and Mr. Wollard are new nominees.
  Information about each nominee and the other directors is listed below. If the year listed for a director is earlier than 1983, when Dominion Resources became the parent corporation of Virginia Electric and Power Company, that year represents the year first elected as a director of Virginia Power.
  Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

Nominees for Election (Terms Expiring in 2002)



Nominee Directors                                                                      Year First Elected        Year First Elected
                                                                                         a Director to an           a Director of
                                                                                        Affiliate Company        Dominion Resources






JOHN W. HARRIS, 51, President, Lincoln Harris,
LLC, a real estate consulting firm, Charlotte, North
Carolina. He is a Director of Piedmont Natural Gas
Company, Inc. and US  Airways Group, Inc.                          [PHOTO]                   1994






KENNETH A. RANDALL, 71, Corporate director for
various companies, Williamsburg, Virginia.
He is a Director of Virginia Power, Oppenheimer
Funds, Inc., Kemper Insurance Companies and Prime
Retail, Inc.                                                       [PHOTO]                                                 1971





JUDITH B. WARRICK, 50, Senior Advisor, as of September 1,
1995, Morgan Stanley & Co., Inc., an investment banking
firm, New York, New York (prior to September 1,
1995, Advisor). She is a Director of Virginia Power.               [PHOTO]                   1989                          1994






DAVID A.  WOLLARD,  61,  Chairman  of the Board of Exempla
Healthcare,  Denver, Colorado (prior to January 1, 1996,
President of Bank One Colorado, N.A.). He is a Director
of Virginia Power.                                                 [PHOTO]                   1994





The Board of Directors recommends that you vote FOR these Nominees.


                                                                              5

Incumbent Directors






Directors with Terms Expiring in 2001                                           Year First Elected              Year First Elected
                                                                                  a Director to an                   a Director of
                                                                                 Affiliate Company              Dominion Resources



JOHN B. ADAMS, JR., 54, President and Chief Executive
Officer of Bowman Companies, a manufacturer and
bottler of alcohol beverages, Fredericksburg, Virginia.
He is a Director of Pluma, Inc. and Virginia Power.          [PHOTO]                    1987                         1994





BENJAMIN J. LAMBERT, III, 62, Optometrist, Richmond,
Virginia. He is a Director of Consolidated Bank and
Trust Company, Virginia Power and Student Loan Marketing
Association (Sallie Mae).                                    [PHOTO]                     1992                         1994





RICHARD L. LEATHERWOOD, 59, Retired, Baltimore, Maryland.
Former President and Chief Executive Officer, CSX Equipment,
 an operating unit of CSX Transportation, Inc. He is a
Director of Virginia Power and CACI International Inc.      [PHOTO]                                                  1994





FRANK S. ROYAL, M.D., 59, Physician, Richmond, Virginia.
He is a Director of Columbia/HCA Healthcare Corporation,
SunTrust Banks, Inc., Chesapeake Corporation, CSX
Corporation and Virginia Power.                             [PHOTO]                                                 1994



6





Incumbent Directors







Directors with Terms Expiring in 2000                                           Year First Elected              Year First Elected
                                                                                  a Director to an                   a Director of
                                                                                 Affiliate Company              Dominion Resources

JOHN B. BERNHARDT, 69, Managing Director, Bernhardt/
Gibson Financial Opportunities, financial
services, Newport News, Virginia. He is a Director of
Virginia Power and Resource Bank Shares.                          [PHOTO]                      1981



THOS. E. CAPPS, 63, Chairman, President and Chief
Executive Officer of Dominion Resources (from August
15, 1994 to September 1, 1995, Chairman and
Chief Executive Officer; prior to August 15,
1994, Chairman, President and
Chief Executive Officer). He is Chairman and a
Director of Virginia Power and a Director of
Bassett Furniture Industries, Inc.                                [PHOTO]                      1986





S. DALLAS SIMMONS, 59, President of Virginia Union
University, Richmond, Virginia. He is a Director of
Virginia Power.                                                   [PHOTO]                     1992

ROBERT H. SPILMAN, 71, President, Spilman
Properties,  Inc., Bassett,  Virginia
(before that, Chairman and Chief Executive Officer of
Bassett Furniture Industries, Inc., until his retirement
in 1997). He is  a  Director  of   Jefferson-Pilot
Corporation,   The   Pittston   Company, International
Home Furnishing Center and Virginia Power.                          [PHOTO]                      1994

Committees.


In 1998, committee memberships were changed. Each director now serves on just one com mittee in order to provide greater focus to his or her committee's work.


Meeting Attendance

The Board met 10 times in 1998. Each Board member attended at least 91% of the total number of meetings of the Board and committees on which he or she served.

Committee                                    Members                                     Description

Audit                              Harvey L. Lindsay, Jr.*                 These three non-employee directors consult with
                                   William T. Roos*                        the independent and internal auditors regarding
                                   S. Dallas Simmons, Chairman             the examination of Dominion Resources' and its
                                                                           subsidiaries' (collec tively, the Company)
                                                                           financial statements and the adequacy of internal
                                                                           controls. The Committee reports to the Board of
                                                                           Directors on these matters and recommends the
                                                                           independent auditors to be designated for the next
                                                                           year. In 1998, this committee met two times.


Finance                            John B. Adams, Jr., Chairman            These three non-employee directors review the
                                   Benjamin J. Lambert, III                Company's financing strategies and consider
                                   Judith B. Warrick                       dividend policy. In 1998, this committee met three
                                                                           times.


Organization, Compensation         John B. Bernhardt                       These five non-employee directors work closely
and Nominating                     Richard L. Leatherwood                  with independent consultants and management to
                                   Kenneth A. Randall, Chairman            review the Company's organizational and
                                   Frank S. Royal                          compensation structure. They make recommendations
                                   Robert H. Spilman                       on these matters to the Board of Directors and
                                                                           administer certain compensation plans. They also
                                                                           review the qualifications of director candidates
                                                                           suggested by Board members, management,
                                                                           shareholders and others, and recommend nominees
                                                                           for election as Directors. In 1998, this committee
                                                                           met nine times.


* Will not stand for re-election.

Compensation and Other Programs

Fees. During 1998, non-employee directors were paid an annual retainer of $19,000 in cash plus $19,000 in stock. They also received $900 in cash per Board or committee meeting attended.

Deferred Cash Compensation Plan. Directors may elect to defer their cash fees under this plan until they reach retirement or a specified age. The deferred fees are credited to either an interest bearing account or a Dominion Resources common stock equivalent account. Interest or dividend equivalents accrue until distributions are made. A director will be paid in cash or stock according to the election made.

Stock Compensation Plan. The stock portion of the directors' retainer is paid under this plan. Directors have the option to defer receipt of the stock. If a director elects this option, the shares are held in trust until the director's retirement and the dividends on those shares are reinvested. However, the director retains all voting and other rights as a shareholder.



Stock Accumulation Plan. Upon election to the Board, a non-employee director receives a one-time award under this plan. The award is in Stock Units, which are equivalent in value to Dominion Resources common stock. The award amount is determined by multiplying the director's annual cash retainer by 17, then dividing the result by the average price of Dominion Resources common stock on the last trading days of the three months before the director's election to the Board. The Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director's account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made where a director has at least 10 years of service.

Charitable Contribution Program. As part of its overall program of charitable giving, the Company offers the directors participation in a Directors' Charitable Contribution Program. The Program is funded by life insurance policies purchased by the Company on the directors. The directors derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to the Company. However, upon the death of a director, the Company will donate an aggregate of $50,000 per year for ten years to one or more qualifying charitable organizations recommended by that director.

Matching Gifts Program. Directors may give up to $1,000 per year to 501(c)(3) organizations of their choice and the Company will match their donations on a 1-to-1 basis. If their donation is to an organization for which they volunteer more than 50 hours of work during a year, the Company will match the donation on a 2-to-1 basis.

Director Nominations

Under our Bylaws, if you wish to nominate a director at a shareholders' meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

     1.   your name and address;
     2.   each nominee's name and address;
     3. a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominees;
     4. a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;
     5. other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
     6.   the consent of the nominee to serve as a director.

Share Ownership Table

The table below shows the amount of Dominion Resources common stock beneficially owned as of February 19, 1999 by each director and the executive officers named in the compensation table on p. 16. Also included in this table is stock ownership for all directors and executive officers as a group.

Name                                         Stock Ownership    Director Plan
                                                                 Accounts (1)
John B. Adams, Jr.                                 3,997              9,647
John B. Bernhardt                                  2,000*             9,647
Thos. E. Capps                                    65,231 (2)            --
John W. Harris                                     5,479              9,647
Benjamin J. Lambert, III                             590*            11,086
Richard L. Leatherwood                             1,500*            19,886
Harvey L. Lindsay, Jr.                               879              9,647
Kenneth A. Randall                                 3,713              9,647
William T. Roos                                   11,262*             9,647
Frank S. Royal                                       500*            11,067
S. Dallas Simmons                                  3,332             11,983
Robert H. Spilman                                  1,666              9,647
Judith B. Warrick                                  1,500*            15,460
David A. Wollard                                   1,315              9,647
Norman B. Askew                                    3,425 (2)             --
Thomas N. Chewning                                11,924 (2)             --
Thomas F. Farrell, II                             17,113 (2)             --
David L. Heavenridge                              14,218 (2)
All directors and executive officers as a
  group (22 persons) (3)                         190,461 (2)(4)


-------------------------------------------------------------------------------
*Includes 500 shares held in trust under Dominion Resources Stock Compensation Plan as described on p. 9.

(1) Amounts in this column represent share equivalents accumulated under directors' plans described on page 9. Balances of 9,647 shares are the amounts accumulated under the Stock Accumulation Plan. Because of the plan's vesting provisions, these amounts will not necessarily be distributed to a director. Any balance in excess of 9,647 is an amount of share equivalents accumulated--at the director's election--under the Deferred Cash Compensation plan and will be distributed in actual shares to the director.
(2) Amounts include restricted stock as follows:
    Mr. Capps, 33,153 shares; Mr. Askew, 2,057 shares; Mr. Chewning, 5,281 shares; Mr. Farrell, 14,467 shares; Mr. Heavenridge, 5,281 shares; and all directors and executive officers as a group, 84,716 shares.
(3) All current directors and executive officers as a group own less than one percent of the number of shares outstanding as of February 19, 1999.
(4) Beneficial ownership is disclaimed for a total of 399 shares.

Organization, Compensation & Nominating Committee Report
Compensation Philosophy

Our Committee and management believe it is vitally important to align our officers' financial success with the financial success of our shareholders. We have renewed our focus on stock ownership as a key measure of such alignment. We work closely with management in our oversight and administration of the Company's organization and compensation. We also recognize that, as our industry redefines itself, our programs must attract, retain and motivate high caliber employees.
  Guided by this necessity, we have approved pay programs that link executive compensation to company performance. Each year, we put a significant portion of our executives' pay at risk. This creates annual opportunities for executives--through individual business unit performance and consolidated performance--to increase significantly their total compensation, both in cash and in stock.
  Our work includes review of the CEO's total compensation package and performance. Mr. Capps is not present when we discuss his compensation.

1998 Compensation

Our executive compensation program consists of three basic components:
    o Base Salary
    o Annual Incentives
    o Long-Term Incentives

Base Salary

Our Committee positions our executive base salaries to be at the median base salaries of similar positions at a peer group of diversified utilities and other businesses with which we compete on a national basis. We also consider individual performance and competitive pressures.

Executive Officers. We selected an independent compensation consultant, who analyzed our executives' salaries and compared them to our competitive labor market. Our Committee also reviewed individual executive performance. Based on our review and the consultant's report, we approved base salary increases effective January 1, 1998.

Chief Executive Officer. The independent compensation consultant also reviewed with us competitive compensation information for CEOs in a peer group of diversified electric utility companies. After thoroughly evaluating this material, considering our compensation philosophy, and recognizing Mr. Capps' increased challenges as a CEO in a rapidly changing industry, we approved a base salary of $780,000 for Mr. Capps, effective January 1, 1998.

Annual Incentives

Under the annual incentive program, if goals are fully met or exceeded, the executive's total cash compensation for the year may be more than the median total cash compensation for similar positions at companies in our executive labor market.
  Under this program our Committee establishes "target awards" for each executive officer. These target awards are expressed as a percentage of the individual executive's base salary (for example, 30% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year.
  We also establish a "threshold"--or minimum acceptable level of financial performance. If this threshold is not met, no employee receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award.

Executive Officers. For Dominion Resources' executive officers, 1998 net income was used as the performance measure under the annual incentive plan. Each executive's goals were weighted heavily toward the net income contribution of the business unit for which they were responsible, but also included a consolidated net income goal. Awards under this plan for Mr. Askew and Mr. Farrell were pro-rated based on their relative responsibilities for Dominion Resources and Virginia Power.
  Our Committee established and approved the goals at the beginning of 1998. At year-end, we compared actual financial performance with the consolidated and business unit net income goals. For 1998, these goals were achieved or surpassed. Net income for the business units is reported in the Management
Discussion and Analysis of Operations section of our 1998 Annual Report to Shareholders.

   Mr. Askew and Mr. Farrell also participated in the Virginia Power annual incentive plan during 1998 based on their relative responsibilities for that business unit. Under the Virginia Power plan, they received a pro-rated award based on individual goal achievement. Mr. Askew's and Mr. Farrell's goals were weighted 90% Virginia Power financial goals (operating profit and net cash flow) and 10% stewardship goals (safety, environmental impact and affirmative action).

  Annual bonuses paid to the named executives are detailed in the Summary Compensation Table on p. 16.

Chief Executive Officer. At the beginning of 1998, we approved net income goals for Mr. Capps. Eighty percent was weighted to the net income contribution of the consolidated business units (excluding Virginia Power) and 20% to consolidated Dominion Resources net income. Because our net income goals for 1998 were surpassed, we approved an annual cash bonus of $594,344 for Mr. Capps.

Long-Term Incentives

We believe the long-term incentive programs we approve play a critical part in our compensation practices and philosophy. As a result, at least half of the long-term incentive component is paid in company stock--a long-term investment. We believe this form of payout underscores commitment to the company while rewarding performance.
  Our Committee establishes and approves long-term goals at the beginning of a performance cycle (typically three years). At the end of the performance cycle, actual results are compared with the established goals.

Executive Officers. Dominion Resources' goals were established in 1996 for the 1996-1998 performance cycle. The performance measure used for the executive officers was growth in the combined net worth of Dominion Capital and Dominion Energy. Based on 1998 year-end net worth, which exceeded the performance goal, we awarded the executives shares of restricted stock and cash (see the LTIP Payout column of the Summary Compensation Table on p. 16). The shares awarded are restricted for two years. They cannot be sold and will be forfeited if the executive terminates employment during the two-year restricted period.

  During 1998, the Committee approved awards of restricted stock and related tax
payments  to  certain  executive  officers  to  recognize  their   extraordinary
achievement for the Company's shareholders resulting from the investment in and the sale of East Midlands Electricity, plc. (See the Summary Compensation Table on p. 16.) These shares are restricted for one year and cannot be sold during that period.
  Mr. Askew and Mr. Farrell also participated, on a pro-rated basis, in Virginia Power's long-term program for the 1996-1998 performance cycle. The performance measure used was cumulative Economic Value Added for the same three-year period. Based on their accomplishment level, Mr. Askew and Mr. Farrell received their award in the form of 50% cash and 50% restricted stock. The shares are restricted for two years. They cannot be sold and will be forfeited if the executive terminates employment during the two-year restricted period (see LTIP Payout column of the Summary Compensation Table on p. 16.)

Chief Executive Officer. Goals for Mr. Capps were established in 1996 for the 1996-1998 performance cycle. We determined that his entire award, if any, should be paid in Dominion Resources common stock. The goals were:

-------------------------------------------------------------------------------
Mr. Capps' Goals                             Weight
-------------------------------------------------------------------------------
Total return to shareholders superior         50%
to the S&P Utility Index
-------------------------------------------------------------------------------
Specified  annual  growth in
 earnings  per share                          25%
-------------------------------------------------------------------------------
Cost  control  of  utility
operating costs                               25%

  Subject to achievement of these goals, we granted Mr. Capps 14,602 shares of restricted stock at the beginning of the performance cycle. During the performance cycle, Mr. Capps' dividends were re-invested to purchase additional shares of stock. Because the first goal was not met, Mr. Capps forfeited all but 4,868 of the 14,602 originally granted, and retained only 33% of the shares purchased through dividend reinvestment during the performance cycle.

  The Committee approved a supplemental long-term incentive program for the CEO for the period 1996-1998 based on findings by the independent compensation consultant that the CEO's long-term target award level was substantially below the market. Mr. Capps' long-term target award level was increased and this change was made effective with the 1996-1998 performance cycle. Consolidated net income goals were approved by the Committee. At the end of 1998, Mr. Capps' performance under this plan was evaluated. Based on his performance, an award was made in cash and in shares of company stock as reported in the LTIP Payout column of the Summary Compensation Table on p. 16.

  During 1998, the Committee recognized Mr. Capps' extraordinary performance and leadership in negotiating the sale of East Midlands Electricity and awarded Mr. Capps shares of restricted stock and related tax payments as reported in the Summary Compensation Table on p. 16. These shares are restricted for one year.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, Dominion Resources may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

  It is our intent to provide competitive executive compensation while maximizing the Company's tax deduction. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in the Company's best interest.

  Kenneth A. Randall, Chairman
  John B. Bernhardt
  Frank S. Royal
  Richard L. Leatherwood
  Robert H. Spilman

Executive Compensation



The table below shows the total salary and awarded to or earned by the CEO and the four other most highly compensated executive officers (as of December 31, 1998).



Summary Compensation Table

                                                                                     Long-Term Compensation
                                                                                     -----------------------
Name and
Principal Position                      Annual Compensation                          Awards           Payouts
                                                                                     ------           -------
                                                                         Other
                                                                         Annual      Restricted        LTIP        All Other
                                                                        Compen-         Stock         Payouts      Compen-
                                     Year       Salary(1)       Bonus   sation(2)       Awards(3)       (4)        sation(5)
                                     ----       ---------       -----   -------         ------          ---        -------
Thos. E. Capps
Chairman, President & CEO
                                      1998     $795,000       $594,344  $848,902       $995,312      $639,126      $4,800
                                      1997      775,172        491,015     7,708              0       129,675       4,800
                                      1996      668,075        345,538         0        286,875       122,348       4,500

Norman B. Askew
Executive Vice President
(President & CEO--
Virginia Power)
                                      1998      500,000        375,089         0              0       183,266           0
                                      1997      393,006        279,175    17,782              0       124,730     206,482

Thomas F. Farrell, II
Senior Vice President
(Executive Vice Pres-
ident--Virginia Power)                1998      314,471        239,289   419,098        497,656       178,644       4,800
                                      1997      268,144        154,956         0              0        67,598       4,800
                                      1996      180,000         87,343         0              0        24,790       4,800
David L. Heavenridge
Executive Vice President
(President & CEO--Dominion
 Capital, Inc.)
                                      1998      321,058        224,274   105,554        124,414       196,742       4,800
                                      1997      322,199        167,456       571              0       105,939     243,770
                                      1996      250,338        118,762         0              0        61,237       4,500
Thomas N. Chewning
Executive Vice President
(President & CEO--Dominion Energy,
   Inc.)                              1998      318,786        224,274   104,868         124,414      196,742       4,800
                                      1997      303,730        167,706       418               0      105,939     247,112
                                      1996      232,838        118,762         0               0       61,237       4,925

Note: For at least the past three years, Dominion Resources has not issued stock options.

Footnotes to the Summary Compensation Table

1. Salary. Amounts shown may include vacation sold back to the Company.


2. Other Annual Compensation. None of the named executives received perquisites or other personal benefits in excess of $50,000 or 10% of their total cash compensation. The amounts listed in this column for 1998 are amounts reimbursed during the fiscal year for the payment of taxes.

3. Restricted Stock. The amount shown for 1998 is the value of restricted stock awarded as follows: Mr. Capps, 25,000 shares; Mr. Heavenridge, 3,125 shares; Mr. Chewning, 3,125 shares; and Mr. Farrell, 12,500 shares. These shares cannot be sold for one year. Dividends are paid on restricted stock. The number and value of each executive's restricted stock holdings at year-end, based on a December 31, 1998 closing price of $46.75, were as follows:



----------------------------------------------------
Officer                  Number           Value
                     of Restricted
                      Stock Shares
----------------------------------------------------
 Thos. E. Capps           39,602     $1,851,394
 Norman B. Askew           1,290         60,308
 Thomas F. Farrell, II    13,323        622,850
 David L. Heavenridge      4,415        206,401
 Thomas N. Chewning        4,415        206,401
-----------------------------------------------------

4. LTIP Payouts. Amounts in this column represent payouts under two long-term plans (Dominion Resources and Virginia Power) for performance cycles that ended in 1998, as described on pages 14 and 15. The chart below details these amounts for each executive.


-------------------------------------------------------------------------------
   Officer                   Restricted             Cash Award
                            Stock Award
-------------------------------------------------------------------------------
   Thos. E. Capps             9,868                $200,000
   Norman B. Askew            2,057                 177,040
   Thomas F. Farrell, II      1,967                  91,958
   David L. Heavenridge       2,156                 100,800
   Thomas N. Chewning         2,156                 100,800
-------------------------------------------------------------------------------

5. All Other Compensation. The amounts listed for 1998 are company matching contributions on Employee Savings Plan accounts for the named executives.

Long-Term Incentive Plans -- Awards for Last Fiscal Year

Officer
                              Number of Shares,          Performance        Estimated Future Payouts Under
                                Units or Other              or Other         Non-Stock Price-Based Plans
                                     Rights (#)         Period Until
                                                          Maturation         Threshold           Target
                                                           or Payout          ($ or #)         ($ or #)
Thos. E. Capps                       $772,200               3 years          $386,100          $772,200
Norman B. Askew                       390,800               3 years           195,400           390,800
Thomas F. Farrell, II                 242,200               3 years           121,100           242,200
David L. Heavenridge                  246,200               3 years           123,100           246,200
Thomas N. Chewning                    246,200               3 years           123,100           246,200

Footnote to LTIP Table

The above table reflects the value of awards that will be made to our executives for the 1998-2000 performance cycle of the long-term incentive programs if specified goals are achieved. The established Dominion Resources' goal for executives is cumulative net income over the three-year performance period. The established Virginia Power goals are operating profit and cash flow. These goals are weighted as follows:

-------------------------------------------------------------------------------
Officer            Consolidated   Dominion   Dominion   Dominion   Virginia
                                 Companies    Capital     Energy      Power
-------------------------------------------------------------------------------
Thos. E. Capps              50%        50%
Norman B. Askew             50%                                         50%
Thomas F. Farrell, II       50%                                         50%
David L. Heavenridge        50%                   50%
Thomas N. Chewning          50%                              50%
-------------------------------------------------------------------------------

At the end of the 1998-2000 performance cycle, actual performance will be measured against these pre-established goals. At 100% goal achievement, the target value will be paid 50% cash and 50% in shares of restricted stock. The stock will be restricted for two years. During this time the shares cannot be sold and will be forfeited by the executive if he terminates employment.

No awards will be paid if the threshold level of performance, which was established at the beginning of the performance cycle, is not reached. Above the threshold level, performance will be measured and awards will be paid based on the percent of goal achievement, and may exceed 100%.

Performance Graph

The table below shows the five year cumulative total return comparison between Dominion Resources, the S&P 500 Index and the S&P Utility Index.



                                        1993           1994           1995        1996      1997         1998
                                        ----           ----           ----        ----      ----         ----
Dominion Resources                     $100.00        $84.68         $103.84     $103.63   $122.70      $143.31
S&P 500                                 100.00        101.32          139.40      171.40    228.59       293.91
S&P Utilities                           100.00         92.06          130.74      134.83    168.07       192.89




Retirement Plans

The table below shows the estimated annual straight life benefit that the Company would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan.

---------------------------------------------------------------------------------------------------------
Final Average Earnings      Estimated Annual Benefits Payable Upon Retirement--Credited Years of Service
                        15              20             25             30
---------------------------------------------------------------------------------------------------------
$300,000              $86,407        $115,210       $144,012       $172,814
350,000               101,632         135,510        169,387        203,264
400,000               116,857         155,810        194,762        233,714
450,000               132,082         176,110        220,137        264,164
500,000               147,307         196,410        245,512        294,614
550,000               162,532         216,710        270,887        325,064
600,000               177,757         237,010        296,262        355,514
650,000               192,982         257,310        321,637        385,964
750,000               223,432         297,910        372,387        446,864
800,000               238,657         318,210        397,762        477,314
-------------------------------------------------------------------------------

Dominion Resources Retirement Plan. Benefits under the Retirement Plan are based on:
    o average base salary over a five-year
      period when base pay is highest;
    o years of credited service;
    o age at retirement; and
    o the offset of Social Security benefits.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. For the executives named in the Summary Compensation Table on p. 16, credited years of service at age 60 would be 30 years. Other retirement agreements and arrangements for the named executives are described on below.

Dominion Resources Benefit Restoration Plan. The Retirement Plan pays a benefit that is calculated on average base salary over a five-year period. In some years our executives' base salaries are set below the competitive market median in order to more closely link annual pay to company performance through the incentive programs. Under this Restoration Plan, we calculate a "market-based adjustment" to base salary in those years when base salary was below the market median. The difference between the benefit calculated on the market-based salary and the benefit paid by the Retirement Plan is paid to the executive under the Restoration Plan.

  In 1998, a market-based adjustment to Dominion Resources' executive base salaries was not necessary. Virginia Power's executives (Mr. Askew and Mr. Farrell on a pro-rated basis) received an 11% adjustment for calculating the Retirement benefit under the Restoration Plan.

Also, the Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in an executive's Retirement Plan benefit will be compensated for under the Restoration Plan.

East Midlands Electricity Pension Plan. Mr. Askew participates in the pension plans of Dominion Resources' former subsidiary, East Midlands Electricity, plc. East Midlands was sold in July 1998. Benefits under this retirement plan are based on:

    o Highest salary in final 5 years of service
    o Years of pensionable service

  Because Mr. Askew no longer participates in this plan, his fixed annual benefit at age 60 is $11,010 adjusted annually for inflation.

East Midlands Supplemental Retirement Benefit Plan. The U.K. Inland Revenue also imposes limits on Pension Plan benefits. Under this benefit plan (known in the U.K. as an Unfunded Unapproved Retirement Benefit Scheme), any Pension Plan benefits reduced to these limitations will be reimbursed by this plan. Mr. Askew's annual benefit at age 60 is expected to be $59,475. Mr. Askew's payments under the Dominion Resources Retirement Plan will be reduced by the amount he receives from this benefit plan and the East Midlands Pension Plan.

Executive Supplemental Retirement Plan.
The Supplemental Plan provides an annual retirement benefit equal to 25% of a participant's final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Plan, an executive must be 55 years old and have been employed by the Company for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Based on 1998 cash compensation, the estimated annual benefit under this plan for certain executives named in the Summary Compensation Table on p. 16 are: Mr.
Capps: $302,250; Mr. Askew: $187,500; Mr. Heavenridge: $118,125; Mr. Chewning:
$118,125; and Mr. Farrell: $116,250.

Other Executive Agreements
and Arrangements


Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. In order to secure the continued services and focus of key management executives, the Company has entered into employment agreements with them, including those named in the Summary Compensation Table on p. 16.

Employment Agreement--Chief Executive Officer. The Board of Directors determined in June 1997 that it was in the Company's best interest to secure Mr. Capps' employment as CEO and President of Dominion Resources until December 31, 2002. As a result, Mr. Capps and the Company entered into an agreement providing for his employment as CEO and President until 2002. During his employment, the agreement provides for the following:(1) an annual base salary of at least $715,000, (2) incentive compensation awards based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by the Company to its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Plan benefit payable for life, (3) become fully vested in outstanding restricted stock and (4) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the calendar year 2002. During the term of the agreement, the Company may terminate Mr. Capps for cause only. Mr. Capps also receives age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

Employment Agreements--Other Executives. Messrs. Heavenridge, Chewning and Farrell have an employment agreement for a three-year period ending September 12, 2000. Mr. Askew has an employment agreement that terminates November 1, 2002. During employment, each of these executives will continue to receive a salary at least equal to his salary on the date of the agreement and will be eligible for bonuses and all employee benefits provided by the Company to its senior management. The agreements also provide executives with enhanced retirement benefits. If Dominion Resources terminates the executive's employment without cause or reduces or does not pay the executive's salary, incentives and other benefits during the contract period or demotes the executive to a position that is not a senior management position, the executive will (subject to notice and remedy provisions): (1) receive a lump sum payment equal to the present value of salary and, in the case of Mr. Heavenridge, Mr. Chewning and Mr. Farrell, cash bonus for the balance of the contract period, (2) vest in his out standing restricted stock and (3) receive age and service credit and continued benefit plan coverage through the end of the contract period. The agreements also provide benefits in the event of death or disability. In the case of a change in control*, the executive will not receive pay under this agreement as a result of his termination of employment for any reason if he receives payment under his Employment Continuity Agreement (described on this page). Mr. Askew's agreement also provides that he will not compete with the Company in the UK for a one year period beginning with the date of termination of employment.

Special Arrangements. Dominion Resources has entered into employment continuity agreements with executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control. Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by the Company.
  The agreements provide for the continuation of salary and benefits for a maximum period of three years after either (1) a change in control, (2) termination without cause following a change in control or (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Payment of this benefit will be made in either a lump sum or installments over three years. In addition, the agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Executive Deferred Compensation Plan. Under this plan, executives may defer any portion of their base salary, annual incentive cash award and/or long-term incentive cash award. Deferrals are credited at the executive's discretion, for bookkeeping purposes, with earnings and losses as if they were invested in any of several mutual fund options or Dominion Resources common stock. Distributions are made at the direction of the executive.


---------------------------

* A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Resources' voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Resources Board before any such transactions cease to represent a majority of Dominion Resources' or its successor's Board within two years after the last of such transactions.

Item Two: Amendments to Dominion Resources Articles of Incorporation

Introduction

Article V of Dominion Resources Articles of Incorporation requires that the Board of Directors be divided into three classes, with each class serving a three-year term of office. Article V also sets the maximum number of directors at 16. Your Board of Directors is recommending that Article V be amended to eliminate the staggered terms of office for directors and to increase the maximum number of directors to seventeen.

While your Board recognizes that staggered terms can promote continuity of experience and stability, it has concluded that these goals can also be met when directors have one-year terms. The Board also recognizes that annual elections are consistent with its views of good corporate governance. In addition, the proposed amendments are consistent with the announced merger agreement between your company and Consolidated Natural Gas Company. In that agreement, a copy of which is on file with the Securities and Exchange Commission, the parties have agreed to put in place at closing a board of seventeen members. Please note that
                                                                ----------------
shareholders are not being asked to vote on the merger at this time. You will
-----------------------------------------------------------------------------
have that opportunity at a later date. The amendments are not conditioned on the
--------------------------------------------------------------------------------
merger and, if approved, will take effect without regard to whether or when the
-------------------------------------------------------------------------------
merger is approved.
------------------

On March 5, 1999, your Board unanimously approved these amendments. Each director affected has consented to shorten his or her term of office.

Article V Amendments

Article V shall be amended, if approved by you, by deleting the first paragraph of Article V and inserting the following in its place:

     "The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than ten nor more than seventeen Directors, the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office or at least two-thirds of the shares entitled to vote at a meeting of Stockholders. Each Director shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent Director."

 Also, the following sentence from the third paragraph of Article V will be deleted:

   "In such event, the successor elected by the stockholders at the annual meeting shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected."

The Board of Directors recommends that you vote FOR the amendments to Dominion Resources Articles of Incorporation

Item Three: Incentive Compensation Plan

Introduction

At the 1997 Annual Meeting of Shareholders, you approved the Dominion Resources, Inc. Incentive Compensation Plan. Working closely with management, the Board's
Organization, Compensation and Nominating Committee and its independent consultant, both recommended that the Plan be amended as described below, in order to provide greater flexibility in awarding incentives. Also, in keeping with the Company's focus on increased share-ownership among officers and directors, management recommended to the Committee that the Directors be eligible under this Plan.
  The proposed amendments are:
    1.To allow 11 million shares to be available for issuance under the
      Incentive Plan;
    2.To allow up to 1.5 million  shares to be allocated  to an Incentive  Award granted to any one participant in any one year;
    3.To allow the  Directors  to be eligible  for  Incentive  Awards  under the
      Incentive  Compensation Plan; and
    4.To  re-approve  Performance  Criteria  under the Plan in order to  satisfy certain IRS requirements.
  A summary of the Incentive Plan follows and the full text, before amended, is on file with the Securities and Exchange Commission.

Administration of the Plan; Eligibility

The Incentive Plan is administered by the Virginia Power Committee for Virginia Power employees and those of its affiliates and by the Dominion Resources Committee for Dominion Resources employees and those of its other subsidiaries. All employees of Dominion Resources and its subsidiaries are eligible to receive Incentive Awards under the Incentive Plan if a Committee determines that an employee has contributed, or can be expected to contribute, significantly to their employer. The Committees have the power and complete discretion to select eligible employees to receive the Incentive Awards and to determine the type of award and its terms and conditions. Approximately 11,000 employees may receive awards under the Incentive Plan. Under the proposed Amendment, the non-employee directors of Dominion Resources and its subsidiaries (currently, 18) would be eligible to participate.

Amount of Stock Available for Incentive Awards

Under the proposed amendment, the shares available under the Plan would increase from 3 million shares to 11 million shares and the annual limit of awards to any one individual would increase from 200,000 shares to 1.5 million shares. These increases will give the company greater flexibility for the type of awards made in the future.

Types of Incentive Awards That May Be Granted Under the Plan

The following types of Incentive Awards may be granted under the Incentive
Plan: Performance Grants, Restricted Stock, Goal-Based Stock, Stock Options and Stock Appreciation Rights.

Performance Grants. Performance Grants are subject to the achievement of pre-established Performance Goals and are administered to comply with the requirements of Section 162(m). Performance Goals use objective and quantifiable Performance Criteria that include measures such as asset growth; utility earnings; generating unit efficiency; combined net worth; debt to equity ratio; earnings per share; revenues; operating income; operating cash flow; net income, before or after taxes; return on total capital, equity, revenue or assets; nonutility generation cost exposure; power generation costs; safety measured in fatalities, lost time, injuries and vehicle accidents; environmental protection measured in reportable violations, notices of violations, and environmental agency required corrective actions or enforcement actions; or economic value added (net operating profit after tax less a charge for use of capital as determined under a methodology approved by the Dominion Resources Committee or Virginia Power Committee). The Committees set target and maximum amounts payable under the Performance Grant. The employee receives the appropriate payments at the end of the performance period if the Performance Goals (and other terms and conditions of the award) were met. The actual payments under a Performance Grant can be cash, Company Stock, or both.


     The aggregate maximum cash amount payable under the Plan to any employee in any year cannot exceed 0.5% of Dominion Resources consolidated operating income, before taxes and interest. The Committee must make Performance Grants prior to the 90th day of the period for which the Performance Grant relates or the completion of 25% of such period.

Restricted Stock Awards. The Committees may grant Restricted Stock under the Plan, which will be Company Stock subject to certain terms and conditions. The employee will not be able to sell or transfer the Restricted Stock until the restrictions stated in the award agreement have been met. The Restricted Stock is forfeited if the restrictions are not met.

Goal-Based Stock Awards. The Committees may grant Goal-Based Stock, which is Company Stock subject to Performance Goals. The stock is not issued to the employee until a Committee certifies that the Performance Goals (and any other terms and conditions) have been met.

Stock Options and Stock Appreciation Rights. The Committees may also grant Options to eligible employees and establish the terms and conditions for exercising an Option. Stock Appreciation Rights may be granted on all or any part of an Option, and also are subject to terms and conditions set by a Committee. Stock Appreciation Rights also may be granted separately.

  The exercise price of an Option will be at least 100% of the Fair Market Value of Company Stock on the date that the Option was granted by a Committee. The Options may be either Incentive Stock Options or Nonstatutory Options.

     A Stock Appreciation Right entitles the employee to receive an amount equal to the excess of (i) the fair market value on the date of exercise of stock covered by the surrendered Stock Appreciation Right over (ii) the price of the stock on the date the Stock Appreciation Right was granted. The award can be paid in stock or cash, or both.

Transferability of Awards; Modification of Awards

When granting Incentive Awards, the Committees can allow the awards to become fully exercisable or vested upon a Change of Control.

     Employees cannot sell, transfer or pledge their interest in Performance Grants and Goal-Based Stock awards. Employees cannot sell, transfer or pledge shares of Restricted Stock until it becomes unrestricted as provided in an award agreement. Options and Stock Appreciation Rights may be transferable by a Participant according to the terms and conditions for such Awards.

Term; Modification of Plan

Following shareholder approval at the 1997 Annual Meeting, the Incentive Plan became effective as of January 1, 1997. The Incentive Plan will terminate at the close of business on December 31, 2006 unless the Dominion Resources Board of Directors terminates it prior to that date.

     The Dominion Resources Board of Directors can amend or terminate the Incentive Plan with respect to Dominion Resources participants and the Virginia Power Board of Directors can amend or terminate the Incentive Plan with respect to Virginia Power participants, except that only shareholders can approve amendments that would (i) increase the number of shares of Company Stock that are reserved and available for issuance under the Incentive Plan; (ii) materially change or impact which employees are eligible to participate in the Incentive Plan; or (iii) materially change the benefits that eligible employees may receive under the Incentive Plan. However, the Dominion Resources and Virginia Power Boards can amend the Incentive Plan as necessary and without shareholder approval to ensure that the Incentive Plan continues to comply with
Section 162(m) of the Code and Rule 16b-3. Federal Income Tax Consequences

An employee will not incur federal income tax liabilities when granted a Nonstatutory Stock Option, an Incentive Stock Option, a Stock Appreciation Right or Restricted Stock.

     Upon exercise of a Nonstatutory Option or a Stock Appreciation Right, the employee, in most circumstances, will be treated as having received ordinary income equal to the difference between the fair market value of Company Stock on the date of the exercise and the Option Price. This income is subject to income tax withholding by the company. No income is received for tax purposes when an Incentive Stock Option is exercised, unless an employee is subject to the alternative minimum tax.

     The company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an Incentive Award recognizes ordinary income. As stated above, this usually occurs upon exercise of Nonstatutory Options and Stock Appreciation Rights and the lapse of restrictions on restricted stock. No deduction is allowed in connection with an Incentive Stock Option unless the employee disposes of Company Stock received upon exercise in violation of the holding period requirements. Also there can be circumstances when the deduction is not allowed for certain transfers of Company Stock or payments to an employee upon the exercise of an Incentive Award that has been accelerated as a result of a Change of Control.

The Board of Directors recommends that you vote FOR the amendments to the Dominion Resources, Inc. Incentive Compensation Plan.

Auditors

The Board of Directors has re-appointed Deloitte & Touche LLP, independent certified public accountants, as auditors of the 1999 consolidated financial statements of Dominion Resources. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.


Other Information

Matters Before the 1999
Annual Meeting

The management and directors are not aware of any matters which may come before the Annual Meeting other than the matters stated in this Notice of Annual Meeting.

Proposals for the
2000 Annual Meeting

Under our Bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the 2000 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 24, 2000. Regarding each matter, the notice must contain:
    o a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;
    o the name and address of record of the shareholder proposing such business;
    o the class and number of shares of stock that are beneficially owned by the shareholder; and
    o any material interest of the shareholder in such business.

  If you do not provide the proper notice by January 24, 2000, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the Securities and Exchange Commission's rules allow.
  For a shareholder proposal to be considered for possible inclusion in the 2000 Proxy Statement, it must be received by the Corporate Secretary of Dominion Resources no later than December 15, 1999. Dominion Resources plans to hold its 2000 Annual Meeting on April 21, 2000.

1998 Form 10-K

You may request, without charge, a copy of Dominion Resources' Annual Report filed with the Securities and Exchange Commission for 1998 on Form 10-K, excluding exhibits, by: (1) writing to the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261; (2) sending us an e-mail at dominion_resources@domres.com; or (3) calling us at 804-819-2000.

1.  Election of Directors           1. John W. Harris   2. Kenneth A. Randall
  [ ] FOR the following nominees:   3. Judith B. Warrick     4. David A. Wollard

  [ ] Withhold Authority to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

 ...............................................................................



 2.Proposal to amend the Articles of Incor-poration to eliminate classification of Board of Directors and to increase the maximum number of Directors to 17.

      [ ] For    [ ] Against   [ ] Abstain


 3.Proposal to approve amendments to the Dominion Resources, Inc., Incentive
   Compensation Plan.

      [ ] For    [ ]  Against   [ ]  Abstain


The undersigned appoints John B. Adams, Jr., Frank S. Royal, M.D. and Patricia
A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 16, 1999, and at any and all adjournments thereof.

Date ...................................................................  , 1999

 ...............................................................................
Signature

 ...............................................................................
Signature (if held jointly)


This Proxy is solicited on behalf of the Board of Directors. The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.

[DOMINION RESOURCES LOGO]



The 1999 Proxy Card                [DOMINION RESOURCES LOGO]

This Proxy is solicited on behalf of the Board of Directors.

Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261


Please mark, date, sign and mail in the enclosed envelope.


In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting.

  This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.

  Please sign  exactly as your name  appears on the reverse  side of this proxy.
When shares are held by joint tenants, both shareholders should sign.

  When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Vote Your Proxy

-> By Internet Access the Website at http://www.votefast.com
-> By Telephone Call toll-free 1-800-250-9081
-> By Mail     Return your proxy in the postage-paid envelope provided.

Your Control Number Is:


Dominion Resources is pleased to offer you three ways to vote your 1999 Proxy.

     When voting by internet or telephone, you will be prompted to enter your control number. Simple prompts will be presented to you to record your vote.
Internet and telephone votes must be received by 5:00 p.m. EDT on Tuesday, April
13, 1999 to be counted in the final tabulation.

  If you vote by internet or  telephone,  do not return your proxy card by mail.

  If you choose to vote by mail, please mark, date and sign your proxy card.
Please use the postage-paid envelope to return your proxy.


If you are voting by mail, please fold and detach card at perforation before mailing in the enclosed envelope.


1.                             Election of Directors  1. John W. Harris 2.
Kenneth A. Randall
      FOR the following nominees:              3. Judith B. Warrick     4.
David A. Wollard

      Withhold Authority to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

 ...............................................................................


This Proxy is solicited on behalf of the Board of Directors. The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.


 2.Proposal to amend the Articles of Incor-poration to eliminate classification of Board of Directors and to increase the maximum number of Directors to 17.

      For      Against    Abstain


 3.Proposal to approve amendments to
   the Dominion Resources, Inc., Incentive Compensation Plan.

      For      Against    Abstain


Date                        , 1999
 ...............................................................................
Signature
 ...............................................................................


please date and sign on other sidE.

The 1999 Proxy Card

This Proxy is solicited on behalf of the Board of Directors.

       Dominion Resources, Inc.
         Employee Savings Plan

Dominion Subsidiary Savings Plan

        Virginia Power Hourly
         Employee Savings Plan

Voting Instructions are solicited by
Mellon Bank, N.A., the Plan's Trustee

       For the Annual Meeting
of Shareholders, April 16, 1999

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report relating to the Annual Meeting of Shareholders of Dominion
Resources and I hereby  instruct  Mellon Bank,  N.A., as Trustee of the Dominion
Resources, Inc. Employee Savings Plan, the Dominion Subsidiary Savings Plan, and the Virginia Power Hourly Employee Savings Plan, to vote the shares of Dominion
Resources Common Stock, relating to my Plan account for which I have the right to give voting instructions under the Plan, at such Annual Meeting in the manner set forth hereon. If this card is not received on or before the close of business on April 13, 1999, the Trustee cannot ensure that your voting instruc-tions will be tabulated and counted. This voting instruction card, when properly executed, will be voted as directed. If such card is returned executed with no direction given or is not returned at all, the Trustee generally will vote your shares according to the Board's recommendations.



Your instructions will be kept confidential.




Vote Your Proxy

3
 3
 3
Your Control Number Is:





Dominion Resources is pleased to offer you three ways to vote your 1999 Proxy.
  When voting by internet or telephone,
you will be  prompted  to enter your  control  number.  Simple  prompts  will be presented  to you to record  your vote.  Internet  and  telephone  votes must be received by 5:00 p.m. EDT on Thursday, April 15, 1999 to be counted in the final tabulation.
  If you vote by internet or telephone, do not return your proxy card by mail.
  If you choose to vote by mail, please mark, date and sign your proxy card. Please use the postage-paid envelope to return your proxy.


If you are voting by mail, please fold and detach card at perforation before mailing in the enclosed envelope.




1. Election of Directors                   1. John W. Harris        2. Kenneth A. Randall
      FOR the following nominees:          3. Judith B. Warrick     4. David A. Wollard

      Withhold Authority to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

 ....................................................................................



 2.Proposal to amend the Articles of Incor-poration to eliminate classification of Board of Directors and to increase the maximum number of Directors to 17.

      For      Against    Abstain


 3.Proposal to approve amendments to
   the Dominion Resources, Inc., Incentive Compensation Plan.

      For      Against    Abstain


The undersigned appoints John B. Adams, Jr., Frank S. Royal, M.D. and Patricia A.
Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 16, 1999,
and at any and all adjournments thereof.
Date                        , 1999
 ....................................................................................
Signature
 ....................................................................................
Signature (if held jointly)


This Proxy is solicited on behalf of the Board of Directors. The Board of Directors Recommends a Vote "FOR" Items 1, 2 and 3.

please date and sign on other sidE.

The 1999 Proxy Card

This Proxy is solicited on behalf of the Board of Directors.


Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261




In their discretion, the proxies are
authorized to vote on any matters that properly come before the meeting.
  This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.
  Please sign  exactly as your name  appears on the reverse  side of this proxy.
When shares are held by joint tenants, both shareholders should sign.


  When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                            DOMINION RESOURCES, INC.
                           INCENTIVE COMPENSATION PLAN

         AMENDMENT to the Dominion Resources, Inc. Incentive Compensation Plan (the "Plan") by Dominion Resources, Inc. (the "Company").

         The Company maintains the Plan for the benefit of its employees. By action of its Board of Directors, the Company has the power to amend the Plan, and now wishes to do so.


I.   Section 2(v) of the Plan is amended to read as follows:

         (a) "Performance Criteria" means any of the following areas of performance of DRI, Virginia Power, any Nonregulated Subsidiary or any
Affiliate: asset growth; utility earnings; generating unit efficiency; combined net worth; debt to equity ratio; earnings per share; revenues; operating income; operating cash flow; net income, before or after taxes; return on total capital, equity, revenue or assets; nonutility generation cost exposure; power generation costs; safety measured in fatalities, lost time, injuries and vehicle accidents; environmental protection measured in reportable violations, notices of violations, and environmental agency required corrective actions or enforcement actions; or economic value added (net operating profit after tax less a charge for use of capital as determined under a methodology approved by the DRI Committee or Virginia Power Committee).

II. Section 4 of the Plan is amended by deleting the first sentence and inserting the following in its place:

         Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of eleven million (11,000,000) shares of Company Stock, which shall be authorized, but unissued shares.

III. Section 4 of the Plan is further amended by deleting the last sentence and inserting the following in its place:

         No more than one million five hundred thousand (1,500,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.

IV. A new Section 19 is added to the Plan as follows:

19. Grants To Outside Directors. In addition to the Awards otherwise provided under the Plan, the Plan also permits the award of Nonstatutory Stock Options and Restricted Stock to directors on the DRI Board, the Virginia Power Board or the board of any Affiliate or Nonregulated Subsidiary if such directors are not employees of DRI, Virginia Power, or any Affiliate or Nonregulated Subsidiary ("Outside Directors"). The DRI Board shall have the power and complete discretion to select Outside Directors of DRI or any Nonregulated Subsidiary to receive Awards. The DRI Board shall have the complete discretion, under provisions consistent with Section 12 as to Participants, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each Award for each Outside Director of DRI or a Nonregulated
Subsidiary. The Virginia Power Board shall have the power and complete discretion to select Outside Directors of Virginia Power or any Affiliate to receive Awards. The Virginia Power Board shall have the complete discretion, under provisions consistent with Section 12 as to Participants, to determine the terms and conditions, the nature of the award and the number of shares to be allocated as part of each Award for each Outside Director of Virginia Power or an Affiliate. The grant of an Award shall not obligate DRI, Virginia Power or any Affiliate or Nonregulated Subsidiary to make further grants to the Outside Director at any time thereafter or to retain any person as a director for any period of time.

V. In all respects not amended, the Plan is ratified and confirmed.